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                                                                     EXHIBIT 8.1
                                                                           DRAFT



                                     [DATE]




Pacific Enterprises
555 W. 5th Street
Los Angeles, CA 90013

Ladies and Gentlemen:

                   You have requested our opinion as to whether the receipt of Company Common Stock by the shareholders of Pacific Enterprises, a California corporation ("Pacific Enterprises"), pursuant to the Pacific Merger as contemplated by the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated as of October 12, 1996, and as amended as of January 13, 1997, by and among Pacific Enterprises, Enova Corporation, a California Corporation ("Enova"), Mineral Energy Company (the "Company"), a California corporation, G Mineral Energy Sub, a California corporation and wholly owned subsidiary of the Company, and B Mineral Energy Sub, a California corporation and wholly owned subsidiary of the Company, will constitute a tax-free transaction under the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is being furnished pursuant to Section 7.02(e) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings ascribed to them in the Merger Agreement.

                 The terms of the contemplated Pacific Merger are set forth in the Merger Agreement and described in the Joint Proxy Statement of Pacific Enterprises and Enova Corporation and the Prospectus of the Company filed with the Securities Exchange Commission on February 5, 1997 (the "Proxy Materials").
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Pacific Enterprises
[DATE], 1997
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                 In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have also relied upon the facts and information contained in the Proxy Materials, which we have assumed were true, correct and complete in all material respects as of [], 1997 and that no material changes have occurred since that date. In addition, as to certain facts material to our opinion which we did not independently establish or verify, we have relied upon the accuracy of written representations made by an authorized officer or representative of each of the Company, Pacific Enterprises and Enova, in letters dated the date hereof and addressed to us and to Enova's counsel, Shearman & Sterling, copies of which are attached hereto (the "Certificates"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by the Company, Pacific Enterprises, Enova and others, including those set forth in the Certificates.

                 In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the transactions relating to the Pacific Merger will be consummated in accordance with the terms and conditions of the Merger Agreement and the Proxy Materials. A change in any of the facts set forth or assumed herein could affect our conclusions.

                 In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations promulgated thereunder, pertinent judicial





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Pacific Enterprises
[DATE], 1997
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authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions stated herein.


   Opinion

                 Based solely upon and subject to the foregoing, we are of the opinion that under current law the conversion of Pacific Common Stock into Company Common Stock pursuant to the Pacific Merger will qualify as a tax-free transaction under the Code. Accordingly, for U.S. federal income tax purposes:

                          (i) Pacific Enterprises will not recognize any gain or loss as a result of the Pacific Merger.

                          (ii) Except as provided below with respect to cash received in lieu of fractional shares, no gain or loss will be recognized by holders of Pacific Common Stock upon the conversion of such stock into Company Common Stock.

                          (iii) The aggregate tax basis of the shares of Company Common Stock received by Pacific Enterprises shareholders will be the same as the aggregate tax basis of the shares of Pacific Common Stock exchanged therefor, reduced by the tax basis allocable to any fractional-share interest in Company Common Stock with respect to which cash is being received.

                          (iv) The holding period of the shares of Company Common Stock received by holders of Pacific Common Stock will include the holding





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Pacific Enterprises
[DATE], 1997
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                 period of the shares of Pacific Common Stock surrendered
                 therefor.

                          (v) Holders of Pacific Common Stock who receive cash in lieu of fractional shares of Company Common Stock will be treated as having received such fractional shares pursuant to the Pacific Merger and then as having exchanged such fractional shares for cash in a redemption by the Company. Such Pacific Enterprises shareholders will recognize gain or loss with respect to such fractional shares in an amount equal to the difference between the tax basis allocated to such fractional shares and the cash received in respect thereof. Such gain or loss will be long-term capital gain if such fractional shares were held as capital assets and the holding period for such fractional shares (as determined in the paragraph (iv) above) exceeds one year.

                 The foregoing opinion may not be applicable to Pacific Enterprises shareholders with respect to Pacific Common Stock which was acquired pursuant to the exercise of employee stock options or rights or otherwise as compensation.

                 Except as set forth above, we express no other opinion. We hereby consent to the use of this opinion as an Exhibit to the Prospectus.

                                        Very truly yours,